                                                                    Exhibit 23.2

         CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of American HomePatient, Inc. and subsidiaries on Form S-8 of our reports dated March 20, 2003, relating to the consolidated statements of operations, shareholders' (deficit) equity and comprehensive income (loss) and cash flows and financial statement schedules of American HomePatient, Inc. and subsidiaries as of and for the year ended December 31, 2002 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the Company's adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, described in Note 2; the Company's bankruptcy reorganization described in Note 3; and the Company's ability to continue as a going concern described in Note 4) appearing in the Annual Report on Form 10-K of American HomePatient, Inc. and subsidiaries for the year ended December 31, 2004.


                                          /s/ Deloitte & Touche LLP

                                          Nashville Tennessee
                                          May 13, 2005